   As filed with the Securities and Exchange Commission on September 18, 1998
                                                  Registration No.: 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                            C&F FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

        Virginia                                         54-1680165
(State of Incorporation                       (IRS Employer Identification No.)
    or Organization)

          Eighth & Main Streets
          West Point, Virginia                                   23181
(Address of Principal Executive Offices)                       (Zip Code)

  C&F FINANCIAL CORPORATION 1998 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN
                             (Full name of the Plan)
                                   -----------
               Larry G. Dillon                Copy to:          J. Scott Perkins
    President and Chief Executive Officer                   Mays & Valentine, L.L.P.
          C&F Financial Corporation                            1111 East Main St.,
            Eighth & Main Streets                              NationsBank Center
         West Point, Virginia 23181                          Richmond, Virginia 23219
         Telephone: (804) 843-2360                          Telephone: (804) 697-1316
     -----------------------------------                   ---------------------------
Name and Address of Agent for Service Process)

    Approximate date of proposed commencement of sales pursuant to the Plans:
               Upon effectiveness of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
                                                           Proposed              Proposed
                                                            Maximum               Maximum
      Title of Securities          Amount to be         Offering Price           Aggregate                  Amount of
       to be Registered             Registered           Per Share(1)        Offering Price(1)          Registration Fee
       ----------------             ----------           ------------        -----------------          ----------------
         Common Stock
        $1.00 par value               25,000                $19.50               $487,500                    $143.81

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of $19.50 per share. The proposed maximum offering price per share of $19.50 was calculated based on the average of the bid and asked prices of the shares of the Registrant as reported on the NASDAQ National Market System on September 16, 1998.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

        C&F Financial Corporation (the "Company") will furnish shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year. Copies of these documents, and any other communications sent to the Company's shareholders generally, also will be furnished to all employees eligible to participate in the Plans.

        The Company hereby incorporates herein by reference the following documents filed by the Company with the Commission:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to Section 13 of the 1934 Act;

         (b) Quarterly Reports on Form 10-Q for the Quarters ended March 31, 1998 and June 30, 1998 filed pursuant to Section 13 of the 1934 Act; and

        (c) The description of the Company's Common Stock contained in the "Description of Capital Stock" in the Company's Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4, Registration No. 33-70184, with the Securities and Exchange Commission on October 12, 1993, as amended on October 19, 1993 (Pre-Effective Amendment No. 1), is hereby incorporated by reference.

        All documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all the Company's Common Stock offered hereby has been sold or which deregisters such Company Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

        Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

        Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Title 13.1, Chapter 9, Article 10 of the Code of Virginia of 1950, as amended, permits a Virginia corporation in general to indemnify any of its officers and directors, and any person serving at its request as an officer or director or another corporation or enterprise if he acted in good faith and in a manner which he believed to be in, or not opposed to, the best interest of the corporation. In the event, however, that such person is adjudged liable to the corporation, he will not be entitled to indemnification. The statute also permits a corporation to provide other or further indemnity in its articles of incorporation, or in a bylaw or resolution approved by its directors or shareholders, except for an indemnity against willful misconduct or a knowing violation of criminal law. Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation. Finally, the statute authorizes a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

         The Articles of Incorporation of the Registrant provide that, to the extent and under the circumstances permitted by Virginia Code Section 13.1-704B, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant against liabilities, penalties, claims and fines, including amounts paid in settlement, reasonable expenses, and attorney's fees, imposed upon, threatened or asserted against him or her because he or she is or was an officer or director of the Registrant, except for an indemnity against willful misconduct or a knowing violation of criminal law.

Item 7.  Exemption from Registration Claimed.

        Not Applicable.

Item 8.  Exhibits.

        An index of Exhibits appears at page II-6 hereof.

Item 9.  Undertakings.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, Commonwealth of Virginia, on the 15th day of September, 1998.

                                     C&F FINANCIAL CORPORATION
                                     West Point, Virginia



                                     By:   /s/ Larry G. Dillon
                                           -------------------------------
                                           Larry G. Dillon
                                           President and
                                           Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                   NAME                                         TITLE                                   DATE
                   ----                                         -----                                   ----
                                                    President and Chief Executive Officer
                                                    (Principal Executive Officer)
   /s/ Larry G. Dillon                              and Director                                 September 15, 1998
   ----------------------------------------
   Larry G. Dillon

                                                    Vice President and Chief Accounting
                                                    Officer (Principal Financial
   /s/ Thomas F. Cherry                             and Accounting Officer)                      September 15, 1998
   ----------------------------------------
   Thomas F. Cherry


                                                    Director                                     September __, 1998
   ----------------------------------------
   Sture G. Olsson


   /s/ James H. Hudson, III                         Director                                     September 15, 1998
   ----------------------------------------
   James H. Hudson, III



   /s/ William E. O'Connell, Jr.                    Director                                     September 15, 1998
   ----------------------------------------
   William E. O'Connell, Jr.


   /s/ J. P. Causey, Jr.                            Director                                     September 15, 1998
   ----------------------------------------
   J. P. Causey, Jr.


                                      II-4

                                  EXHIBIT INDEX



Exhibit Description                                            Exhibit Number
-------------------                                            --------------
Articles of Incorporation                                      4.1 (Incorporated by reference from the
                                                               Form 10-KSB, filed March 29, 1996)

Bylaws                                                         4.2 (Incorporated by reference from the
                                                               Form 10-KSB, filed March 29, 1996)

C&F Financial Corporation                                      4.3
1998 Non-Employee Director Stock
Compensation Plan, filed herewith

Opinion of Mays & Valentine, L.L.P.,                           5
with respect to the validity of the
Common Stock. filed herewith

Consent of Yount, Hyde & Barbour, P.C.,                        23.1
Independent Public Accountants
dated September 17, 1998, filed herewith.

Consent of Deloitte & Touche LLP,                              23.2
Independent Public Accountants dated
September 17, 1998, filed herewith.

Consent of Mays & Valentine, L.L.P.,                           23.3
contained in their opinion filed as
Exhibit 5 hereto


                                      II-5